Exhibit 10.18

ASSIGNMENT

                This Assignment is made as of the 7th day of October, 2005 by INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Assignor”) to and for the benefit of INLAND AMERICAN SUFFOLK LAKE VIEW, L.L.C., a Delaware limited liability company (“Assignee”).

                Assignor does hereby sell, assign, transfer, set over and convey unto Assignee all of its right, title and interest as Buyer under that certain Agreement dated as of July 14, 2005, as amended by Amendments to Agreement dated August 11, 2005, August 25, 2005 and September 9th, 2005 (collectively, the “Agreement”), for the sale and purchase of a parcel of property improved with an office and industrial building commonly known as Lake View Technology Center I, located at 115 Lake View Parkway, in Suffolk, Virginia.

                Assignor represents and warrants that it is the Buyer under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity. By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Buyer under the Agreement, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement.

                IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:
INLAND REAL ESTATE ACQUISITIONS, INC. an Illinois corporation

By:	/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
As Its:	President

ASSIGNEE:
Inland American Suffolk Lake View, L.L.C., a Delaware limited liability company

By:	Inland American Acquisitions, Inc., a Delaware corporation, its sole member

By:	/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
Its:	President